Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 033-63299, 333-93345, 333-140103 and 333-177573 on Form S-8 and Registration Statement Nos. 333-11221, 333-67594, 333-227217 and 333-229467 on Form S-3 of our reports dated March 12, 2019, relating to the consolidated financial statements of The Marcus Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 27, 2018.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

March 12, 2019